Exhibit 19.1

POLICY
Title: Insider Trading Policy and Procedures	Document Number: POL-00026
Version: 3.0
Effective Date:

1.0
PURPOSE

Federal and state laws prohibit trading in the Securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Neumora Therapeutics, Inc. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

2.0
DEPARTMENTS AFFECTED

This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company has determined that this Policy applies to contractors and consultants with access to material nonpublic information. The Company may determine that this Policy applies to additional persons with access to material nonpublic information. Officers, directors, employees, contractors and consultants, together with any other person designated as being subject to this Policy by the Head of Compliance of the Company, or his or her designee, or in his or her absence, the Chief Financial Officer or any other individual as may be designated by the board of directors (the “Board”) of the Company (such individual is referred to herein as the “Compliance Officer”), are referred to collectively as “Covered Persons.”

For purposes of clarity, this policy does not apply to the private equity, venture funds or other investment entities that hold Securities of the Company even if affiliated with a Covered Person.

Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of and compliance with this Policy.

Exhibit 19.1

POLICY
Title: Insider Trading Policy and Procedures	Document Number: POL-00026
Version: 3.0
Effective Date:

(O) OWNER	(R) RESPONSIBLE	(A) ACCOUNTABLE
Identified as the policy owner responsible for the generation and periodic evaluation of the policy.	Those who are responsible for understanding and fostering the culture embodied in the policy.	Those who are ultimately accountable for ensuring the policy is trained on and understood.
Compliance (CPL)	All Departments	All Departments
3.0
REFERENCES
3.1
Internal Quality Management System References

DOCUMENT NUMBER	TITLE
LOG-00013	Glossary of Terms and Acronyms
LOG-00014	External Regulatory References
3.2
External Regulatory References
3.2.1
Refer to LOG-00014, External Regulatory References
4.0
DEFINITIONS
4.1
Refer to LOG-00013, Glossary of Terms and Acronyms
5.0
POLICY STATEMENT
5.1
No Covered Person shall Purchase, Sell, or gift any type of Security while in possession of material nonpublic information relating to the Security or the issuer of such Security in breach of a duty of trust or confidence, whether the issuer of such Security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as Suppliers, Customers, or potential acquisition targets or collaborators or licensees/licensors, that is obtained in the course of the Covered Person’s employment or service with the Company, the Covered Person may not trade in such other companies’ Securities until the information becomes public or is no longer material.
5.2
In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

Exhibit 19.1

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company Securities.

POLICY

Title: Insider Trading Policy	Document Number: POL-00026
Version: 3.0
Effective Date:

6.0
POLICY REQUIREMENTS
6.1
Blackout Periods
6.1.1
No director, officer or employee but, for clarity, excluding contractors and consultants (nor any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) shall Purchase, Sell, or gift any Security of the Company during the period beginning 2 weeks prior to the planned public release of earnings data for the fiscal quarters of the Company ending March 31st, June 30th, September 30th and December 31st and ending after the completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Monday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.
6.1.2
These prohibitions do not apply to:
•
Purchases of the Company’s Securities from the Company, or Sales of the Company’s Securities to the Company;

•
Exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market Sale of the

Company’s Securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market Sale of the Company’s Securities, and therefore would not qualify under this exception);

•
Gift transactions where securities are gifted to a person or entity subject to trading restrictions consistent with this Policy, except that gift transactions by Preclearance Persons (defined below) involving Company securities are subject to preclearance; or

Exhibit 19.1

POLICY
Title: Insider Trading Policy	Document Number: POL-00026
Version: 3.0
Effective Date:

•
Purchases or Sales of the Company’s Securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).
6.1.3
Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Board.
6.1.4
The Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company Securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s Securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.
6.2
Preclearance of Trades by Directors, Officers and Employees
6.2.1
All transactions in the Company’s Securities by directors, officers, and employees, but, for clarity, excluding contractors and consultants, (each, a “Preclearance Person”) must be precleared by the Compliance Officer or the Head of Compliance (if the Head of Compliance is not serving as the Compliance Officer), or otherwise the Chief Financial Officer. Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.
6.2.2
A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other Securities involved. In addition, the Preclearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

Exhibit 19.1

POLICY
Title: Insider Trading Policy	Document Number: POL-00026
Version: 3.0
Effective Date:

6.2.3
None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, approving, or refusal of, a request for preclearance.
6.3
Material Nonpublic Information
6.3.1
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, Sell, or hold a Security, or if the information is likely to have a significant effect on the market price of the Security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of Security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
6.3.2
Examples of material information may include (but are not limited to) information about:
•
information about clinical trial results;
•
significant collaboration and/or license or partnership arrangements;
•
regulatory communications, approvals or developments;
•
significant financing developments including pending public Sales or offerings of debt or equity Securities;
•
new discoveries and or products;
•
developments regarding Suppliers;
•
corporate earnings or earnings forecasts;
•
possible mergers, acquisitions, tender offers, or dispositions;
•
management or control changes;
•
defaults on borrowings;
•
bankruptcies;
•
cybersecurity or data Security incidents; and
•
significant litigation or regulatory actions.
6.3.3
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

Exhibit 19.1

POLICY
Title: Insider Trading Policy	Document Number: POL-00026
Version: 3.0
Effective Date:

6.3.4
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of one full trading day following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
6.4
Post-Termination Transactions
6.4.1
If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s Securities until that information has become public or is no longer material.
6.5
Prohibited Transactions
6.5.1
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s Securities.
6.5.2
Short Sales
6.5.2.1
Short Sales of the Company’s Securities are prohibited by this Policy. Short Sales of the Company’s Securities, or Sales of shares that the insider does not own at the time of Sale, or Sales of shares against which the insider does not deliver the shares within 20 days after the Sale, evidence an expectation on the part of the Seller that the Securities will decline in value, and, therefore, signal to the market that the Seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s greater than 10% stockholders) from making short Sales of the Company’s equity Securities.

6.5.3
Options
6.5.3.1
Transactions in puts, calls, or other derivative Securities involving the Company’s equity Securities, on an exchange, on an over-the- counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on

Exhibit 19.1

POLICY
Title: Insider Trading Policy	Document Number: POL-00026
Version: 3.0
Effective Date:

material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.

6.5.4
Hedging Transactions
6.5.4.1
Hedging transactions involving the Company’s Securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity Securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.
6.5.5
Margin Accounts and Pledging
6.5.5.1
Individuals are prohibited from pledging Company Securities as collateral for a loan, purchasing Company Securities on margin (i.e., borrowing money to Purchase the Securities), or placing Company Securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the

Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

6.5.6
Partnership Distributions
6.5.6.1
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company Securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable Securities laws.
6.6
Rule 10b5-1 Trading Plans
6.6.1
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction

POLICY
Title: Insider Trading Policy	Document Number: POL-00026
Version: 3.0
Effective Date:

to trade in the Company’s Securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

•
has been submitted to and preapproved by the Compliance Officer;
•
includes a “Cooling Off Period” for
o
Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
o
employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•
for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its Securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•
has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•
either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions; or (3) prohibits the individual from exercising any subsequent influence over how, when, or whether to effect transactions; provided, in addition, that any other person who, pursuant to the Trading Plan, did exercise such influence must not have been aware of the material nonpublic information when doing so; and
•
complies with all other applicable requirements of Rule 10b5-1.
6.6.2
The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.
6.6.3
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading

Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the Purchase or Sale of the Securities underlying a Trading Plan will trigger a new Cooling-Off Period.
6.6.4
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
6.6.5
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing, approving, and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
6.7
Interpretation, Amendment, and Implementation of this Policy
6.7.1
The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable Securities laws.
6.7.2
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with Securities laws.
6.8
Certification of Compliance
6.8.1
All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.